Exhibit (g)(4)
FORM OF FIFTH AMENDMENT TO THE CUSTODY AGREEMENT
BY AND BETWEEN STI CLASSIC VARIABLE TRUST
AND SUNTRUST BANK
     Amendment made as of May 1, 2008 to the Custody Agreement dated as of February 1, 1994 (the “Agreement”), by and between STI Classic Variable Trust (the “Trust”) and SunTrust Bank (formerly Trust Company Bank) (the “Bank”).
WITNESSETH:
WHEREAS, the Trust and the Bank desire to amend the Agreement to reflect the current name of the Trust.
NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:
1.	The name of the Trust is RidgeWorth Variable Trust.

2.	Except as specifically amended hereby, the Agreement remains in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be signed by their respective duly authorized officers as of the day and year above written.

RIDGEWORTH VARIABLE TRUST
By:

SUNTRUST BANK
By: